Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “General Information - Independent Registered Public Accounting Firm” and “Financial Statements and Report of Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated January 25, 2013 on the November 30, 2012 financial statements of Fiduciary/Claymore MLP Opportunity Fund incorporated by reference in the Registration Statement (Form N-2 No. 333-172885) and related Prospectus and Statement of Additional Information filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 3 to the Registration Statement under the Securities Act of 1933.

/s/Ernst & Young LLP

Chicago, Illinois
March 5, 2013